Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Pulmatrix, Inc. on Forms S-8 (File Nos. 333-195737, 333-205752, and 333-207002) of our report dated March 10, 2016, with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2015 and 2014 and for the years then ended, appearing in the Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 10, 2016